Exhibit 10.6

LETTER OF RESIGNATION

(Translation from Document Originally Executed and Delivered in Mandarin, Chinese)

To : NCN Management Services Limited

Dear Sir,

I, Zheng Youwei ([CHINESE OMITTED]) and China ID Number 44010419640824195X am now willing to resign from the post as the legal representative of Guangdong Tianma International Travel Service Company Limited with effect from the date of this notice.

I confirm that I have no claim against and no right to litigate against Guangdong Tianma International Travel Service Company Limited for any fee, salary, severance payment, retirement benefit, reimbursement for expenses in relation to the resignation or otherwise and that NCN Management Services Limited is not indebted to me in any way.

Signature :/s/____________________
Name : Zheng Youwei ([CHINESE OMITTED])

Date :